EXHIBIT 10.4

EXECUTION COPY

EMPLOYMENT AGREEMENT

GREG C. MOSHER

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August  __, 2008, by and among Workflow Management, Inc., a Delaware corporation (the “Company”), Enterprise Acquisition Corporation, a Delaware corporation (the “Parent” and, together with the Company, the “Employer”), which will become the Company’s parent as described in the Recitals below, and Greg C. Mosher (“Employee”).

Recitals

A. Employee and the Company are parties to that certain Amended and Restated Employment Agreement dated November 18, 2005 (the “Prior Employment Agreement”), pursuant to which Employee has, among other responsibilities, served as Chief Executive Officer and Chairman of the Company.

B. Employee is a party to several agreements (all such agreements are, collectively, the “Prior Stock Agreements”) pursuant to which Employee was granted, under various terms and conditions, stock or options to purchase stock of WF Holdings, Inc. and of WF Capital Holdings, Inc. (“Capital Holdings”).

C. The Employer and Employee desire to enter into this Agreement to supersede and replace the Prior Employment Agreement and the Prior Stock Agreements, effective upon and subject to the closing of the acquisition by the Parent of all of the capital stock of Capital Holdings, pursuant to that certain Agreement and Plan of Merger (the “Workflow Merger”), dated as of August 23, 2008, among the Parent, Capital Holdings, and several other parties (the “Merger Agreement”).  The effective date of the Workflow Merger shall be the effective date of this Agreement and shall be referred to herein as the “Effective Date.”  Should the Workflow Merger contemplated by the Merger Agreement not be consummated, the Prior Employment Agreement and the Prior Stock Agreements shall each remain in full force and effect and this Agreement shall be void and without effect.

D. Contemporaneously with the consummation of the Workflow Merger, Employee will receive the merger consideration set forth in Article II of the Merger Agreement  in the form of common stock, par value $0.0001, of the Parent (such stock is the “Merger Consideration Stock”).

E. Effective as of the Effective Date, the Employer desires to continue to employ Employee, and Employee is willing to continue to be employed by the Employer, upon the terms and subject to the conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, intending to be legally bound hereby, the Employer agrees to employ Employee, and Employee hereby agrees to be employed by the Employer, upon the following terms and conditions:

ARTICLE I
EMPLOYMENT AND COMPENSATION

1.01 Office and Duties.  Employee is hereby employed as President and Chief Executive Officer of the Company and each of the Company’s subsidiaries (the Company’s subsidiaries, the Employer and the Employer’s subsidiaries are, collectively, the “Employer Group”) and shall serve as Chairman of the Company’s Board of Directors (the “Board”) and the Board of Directors of each subsidiary of the Company.  In addition, Employee shall serve as Chief Executive Officer of the Parent, and the Parent and the board of directors of the Parent (the “Parent Board”) shall take all commercially reasonable efforts (including without limitation nominating Employee) so that Employee is a director and the Chairman of the Parent Board.  In such capacity, Employee shall (a) report to the Parent Board, (b) oversee the recruitment and hiring of staff and executive personnel for the Employer Group, (c) subject to the direction and control of the Parent Board, supervise all business activities and affairs of the Employer Group, and (d) perform such other duties as reasonably assigned by the Parent Board consistent with the Employee’s position.  The hiring of all officers and senior level management within the Employer Group (which shall include presidents and principal financial officers of the Employer Group and each of its principal business units) shall be recommended by Employee, and, if so approved by the Parent Board, Employee shall make all offers of employment to such Employer Group personnel.  Employee shall use Employee’s best efforts and abilities on a full business time basis in the performance of Employee’s duties hereunder and shall not be actively involved in any other trade or business (as an employee or in any other capacity); provided, that, so long as such activities do not materially interfere with Employee’s performance of Employee’s duties and responsibilities under this Agreement, Employee may continue to serve in a non-executive capacity on the board of directors of the entities previously disclosed to the Parent Board and on any other board of directors approved in advance by the Board.  Employee agrees to serve as a member of the board or as an officer of any direct or indirect affiliate of the Employer at no additional compensation to Employee.  Employee agrees that Employee’s duties shall be performed substantially at the Company’s principal place of business in Stamford, Connecticut; provided that Employee acknowledges that performance of Employee’s duties will require a reasonable amount of travel in view of the fact that the Company’s main operations are not located in Greenwich, Connecticut.

1.02 Term.  Subject to the terms and provisions of Article III hereof, Employee’s employment hereunder shall commence as of the Effective Date and shall continue for an initial period of five years from such date (the “Initial Term”) and shall thereafter be automatically extended for one or more additional one-year periods (each, a “Renewal Period”), unless the Parent Board provides at least six (6) months, or Employee provides at least forty-five (45) days, written notice to the other prior to the expiration of the Initial Term, or the Parent Board or Employee provides at least forty-five (45) days written notice prior to the expiration of any Renewal Period, as the case may be, of an intention not to renew such employment or unless such employment is sooner terminated during such Initial Term or any Renewal Period as permitted by this Agreement.  The Initial Term and any Renewal Period(s), as the same may be sooner terminated, shall be collectively referred to herein as the “Term.”

1.03 Base Salary.  During the Term and for all services rendered by Employee during the Term, the Employer shall pay Employee a base salary at the rate of $1,250,000 per annum (such base salary, as subject to increase from time to time as set forth below, the “Base Salary”), payable in installments in accordance with the Employer’s policies and practices from time to time, but no less frequently than monthly.  The Base Salary shall be reviewed annually by the compensation committee of the Parent Board (the “Compensation Committee”) and may be adjusted upwards at any time in the sole discretion of the Compensation Committee.

1.04 Bonus.  With respect to each fiscal year of the Parent ending during the Term, Employee shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) in an amount equal to 100% of his Base Salary, subject to the achievement of performance goals established by the Compensation Committee in its sole discretion; provided, however, that the Employee will at least receive 40% of the Incentive Bonus during each applicable fiscal year (the “Minimum Annual Bonus”).  The Incentive Bonus shall be payable within thirty (30) days after completion of the audit for the Parent’s fiscal year for which such annual bonus relates, but in no event later than two and one-half (2 ½) months following the end of such fiscal year.  Employee must be employed by the Employer on the last day of the fiscal year to receive the Incentive Bonus; provided, however, that with respect to the fiscal year in which Employee’s employment is terminated other than by the Employer for Cause or by Employee other than for Good Reason, he shall receive an amount equal to the product of the Incentive Bonus he would have received had he remained employed on the last day of such fiscal year multiplied by the percentage of days during the fiscal year prior to the Termination Date during which he was employed, such amount to be paid at the same time as the Incentive Bonus would have been paid to Employee if he had remained employed on the last day of such fiscal year.

1.05 Expenses.  The Employer shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the ordinary course of the Employer’s business and properly incurred and reported to the Employer in accordance with its expense reimbursement policies and procedures. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section 1.05 does not constitute a “deferral of compensation” within the meaning of Section 409A : (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (b) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

1.06 Employee Benefits.  At all times during the Term, Employee shall be entitled to employee benefits in accordance with the benefit programs and policies of the Employer generally available to executive employees as adopted from time to time by the Board (including, without limitation, any disability insurance policy for senior executives of the Employer and the Executive Health Reimbursement Program).  As Chief Executive Officer, Employee shall be entitled to five weeks of vacation during each calendar year.  Upon termination of Employee’s employment with the Employer, Employee shall no longer be eligible for coverage under the Employer’s benefit programs, except that Employee may elect coverage under the Employer’s medical or dental insurance plans for the maximum period permitted by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”).

1.07 Director and Officer Insurance and Indemnification.  The Employer shall obtain and pay the premiums for a director and officer insurance policy with scope and amounts of coverage consistent with coverage provided to other members of the Board and shall name Employee as an insured under the policy with the same coverage as other current and former directors and officers of Parent.  The Employer shall further indemnify and hold harmless Employee under the Employer’s certificate of incorporation and by-laws in effect from time to time to the fullest extent permitted under applicable law.  Notwithstanding anything to the contrary in the foregoing policy, certificate of incorporation, or by laws, in the event of indemnification of Employee, Employee shall be advanced his attorney’s legal fees and costs; provided that the Company shall have the right to select legal counsel, subject to Employee’s approval (not be unreasonably withheld).

1.08 Withholdings and Taxes.  All payments made to Employee hereunder shall be subject to all necessary withholding obligations as required by applied law.

1.09 Section 409A.

(a) It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”).  To the extent that parties determine that the Employee would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended in the manner that, in the parties’ judgment, fulfills the intent of the parties and avoids application of such additional tax, and the parties hereby agree to  promptly execute any amendment reasonably necessary to implement Section 1.09.

(b) Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after earned or vested and, in any event, within two and one-half (2 ½) months after the end of the first calendar year in which such amounts are no longer subject to substantial risk of forfeiture, as such term is defined in Section 409A.

(c) Notwithstanding any other provision of this Agreement, if Employee is a “specified employee” within the meaning of Section 409A, any payments to be made upon Separation from Service (as defined below), will be delayed at least six months from Employee’s Termination Date, but only to the extent such payments constitute "deferred compensation" under Section 409A.

(d) With respect to payments under this Agreement, for purposes of Section 409A, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments. Notwithstanding any other provision of this Agreement, Employee’s Termination Date shall occur when Employee's "separation from service" occurs pursuant to Section 409A ("Separation from Service"). Furthermore, for purposes of this Agreement the terms "termination of service", "termination of employment" and other terms to that effect shall mean Separation from Service.

1.10 Promissory Note. The remaining outstanding principal balance of that certain Promissory Note, dated November 30, 2005, from Greg Mosher to the Company in the original principal amount of $1,000,000 and an Amended and Restated Promissory Note, dated November 30, 2005, from Greg Mosher to WF Holdings in the original principal amount of $1,352,872 (collectively, the “Promissory Notes”) and any accrued and unpaid interest thereon shall be forgiven in full immediately prior to the effective time of the Workflow Merger and, within five (5) business days following the Effective Date, the Employer shall pay in cash to Employee an amount sufficient to make Employee whole on an after tax basis for any federal income tax imposed pursuant to Section 61 of the Code, and state and local income taxes incurred by Employee with respect to such forgiveness and such payment (the “Promissory Note Tax Gross-Up Amount”).  Without limiting the foregoing, for avoidance of doubt, it is understood that Employee shall not be made whole with respect to any tax imposed pursuant to Section 4999 of the Code.  The Promissory Note Tax Gross-Up Amount shall be calculated at Employer’s cost and expense by Employer’s independent auditors (the “Auditor”), and its determination of the Promissory Note Tax Gross-Up Amount shall be final and binding upon both Employee and the Employer.  The Employer and Employee shall each provide the Auditor with such information as it may reasonably request in order to calculate the Promissory Note Tax Gross-Up Amount.  In calculating the Promissory Note Tax-Gross Up Amount, Employee shall be deemed (a) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Promissory Note Tax Gross-Up Amount is to be paid, and (b) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Promissory Note Tax Gross-Up Amount is to be paid, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

ARTICLE II
RESTRICTED STOCK AND RESTRICTED STOCK UNIT GRANTS

2.01 Restricted Stock Grant.  On the Effective Date, the Compensation Committee shall grant to Employee (“Initial Grant”) a number of shares of the common stock of the Parent (“Parent Common Stock”), such that immediately following the Initial Grant, the sum of the shares in respect of the Initial Grant plus the Merger Consideration Stock owned by Employee equals 6% of fully-diluted Parent Common Stock (calculated excluding outstanding stock warrants and stock granted pursuant to the stock incentive plan to be adopted by Employer in connection with the Workflow Merger) as of the Effective Date.  On the Effective Date, the Compensation Committee shall also grant Employee a number of restricted stock units equal to 2% of fully-diluted Parent Common Stock as of the Effective Date (the “RSUs”).

2.02 Vesting .. The RSUs shall vest and thereby become non-forfeitable in three (3) equal installments on each of the first, second and third anniversaries of the Effective Date, provided Employee is employed by the Employer on such dates (each such date, the “RSU Vesting Date”).  Notwithstanding the foregoing, any unvested RSUs shall automatically vest and become non-forfeitable upon the earlier (such date, the “Accelerated Vesting Date”) of (a) a Change in Control Event (“Change in Control Event” shall have the meaning set forth in Section 409A of the Code) that occurs while Employee is employed by the Employer or (b) a termination of Employee’s employment by the Employer without Cause or by Employee for Good Reason (each, a “Qualifying Termination”).

Any unvested RSUs shall be automatically forfeited upon the termination of Employee’s employment with the Employer other than due to a Qualifying Termination.  The agreement evidencing the grant of RSUs shall provide for the right to receive dividend equivalents and shall provide the Employee with the right to require the Company to reduce the number of RSUs otherwise deliverable to the Employee to cover minimum required withholdings.  The Company shall promptly remit the amounts of such withholding to the appropriate taxing authority.  The Company shall take all actions necessary such that there is no prohibition on the Company from withholding sufficient number of shares otherwise deliverable to the Employee in order to satisfy any withholding obligations that may arise in connection with the settlement of the RSUs.

2.03     Settlement of RSUs ..  The RSUs shall be settled in Parent Common Stock within three (3) business days following the earlier of the applicable RSU Vesting Date or the Accelerated Vesting Date.

2.04    Governing Plan ..  T he RSU grant shall be made pursuant to, and shall be subject to the terms and conditions of the Parent’s 2008 Omnibus Incentive Plan and the restricted stock unit agreement pursuant to which the RSUs will be granted.  In the event of any conflict between the terms of this Article II and the terms of such plan or restricted stock unit agreement, the terms of this Article II shall control.

2.05 Additional Bonus.  The parties recognize that the Initial Grant will cause Employee to recognize “ordinary” taxable income under Section 61 of the Code and similar state and/or local laws (collectively “Income Tax”).  The Employer agrees that upon each receipt by Employee of the shares underlying the Initial Grant, the Employer shall make Employee whole by paying an additional bonus (the “Additional Bonus”) such that after payment of the Additional Bonus, Employee’s net after-tax position with respect to Income Tax is the same as it would have been had the Initial Grant been taxed at a long-term capital gains rate (as in effect on the Effective Date) and not ordinary income.  Without limiting the foregoing and for avoidance of doubt, it is understood that Employee shall not be made whole with respect to any tax imposed pursuant to Section 4999 of the Code.  The Additional Bonus shall be paid on the Effective Date and will be calculated in the manner contemplated by this Section 2.05.  The amount of the Additional Bonus shall be deducted from any amount that may otherwise be payable to Employee under the Cash Bonus Plan described and defined in Section 6.23 of the Merger Agreement.  In calculating the Additional Bonus, Employee shall be deemed (a) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Additional Bonus is paid, and (b) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Additional Bonus is paid, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

ARTICLE III
TERMINATION

Employee’s employment shall terminate upon the first to occur of the following:

3.01 Termination by the Employer for Cause.  The Employer may terminate Employee for “Cause” at any time by delivering to Employee written notice of such termination (the effective date of the termination of Employee’s employment is the “Termination Date”).  Such notice shall terminate Employee’s employment and all obligations of the Employer under this Agreement, except (a) any obligations with respect to the payment of accrued and earned but unpaid Base Salary as of the Termination Date, (b) the unpaid portions of the Promissory Note Tax Gross-Up Amount and the Additional Bonus, and (c) vested benefits, if any, owed to Employee under the terms of the employee benefit plans referenced in Section 1.06 in accordance with their terms, ((a), (b) and (c) are, collectively, the “Accrued Obligations”).  “Cause” shall mean Employee’s (i) commission of an act which constitutes common law fraud, embezzlement or a felony, or of any tortious or unlawful act, in each case causing material harm to the business, standing or reputation of the Employer Group, (ii) ongoing refusal or the deliberate and consistent refusal to conform to or follow any reasonable lawful policy adopted by the Parent Board, (iii) material breach by Employee of this Agreement, or (iv) a determination by the majority of the members of the Parent Board that the Executive has breached his fiduciary duties to Employer; provided, however, that none of the foregoing (i) through (iv) shall constitute Cause unless and until Employee receives ten (10) days’ prior written notice describing such act allegedly constituting Cause, such act is not cured (to the extent curable) within fourteen (14) days following such written notice, and Employee was given an opportunity to appear before the Parent Board with his counsel during such fourteen (14) day period.

3.02 Termination by Employee for Good Reason.  Employee may terminate his employment for Good Reason.  “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within thirty (30) days of the notice of termination from Employee to the Parent Board given in respect thereof (which notice is given within ninety (90) days of the occurrence):

(a) The assignment to Employee of duties materially inconsistent with Employee’s position and status hereunder, or an alteration, materially adverse to Employee, in the nature of Employee’s duties, responsibilities, and authorities, Employee’s positions or the conditions of Employee’s employment from those specified in Section 1.01 (including without limitation his no longer serving as President or Chief Executive Officer of the Company, on the Board, as Chief Executive Officer of the Parent, or on the Parent Board) or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Employee’s employment for Cause, or as a result of action by or with the prior written consent of Employee;

(b)  (i) a reduction in Employee’s Base Salary, or (ii) a material reduction in Employee’s threshold and maximum Incentive Bonus opportunities;

(c)  the relocation of the principal place of Employee’s employment more than 100 miles from Employee’s principal place of employment immediately prior to such relocation;

(d) the failure of the Employer to obtain a satisfactory agreement from any successor to the Employer to fully assume the Employer’s obligations and to perform under this Agreement; or

(e) any other failure by the Employer to perform any material obligation under, or breach by the Employer of any material provision of, this Agreement.

Upon a termination of Employee’s employment for Good Reason, all obligations of the Employer under this Agreement shall forthwith terminate, except that the Employer shall, in addition to the Accrued Obligations, (i) make a payment to Employee, in lieu of any other remedies available to Employee, in an amount equal to either (A) if the Termination Date occurs prior to the second anniversary of the Effective Date, 100% of the Base Salary for the period from the Termination Date until the expiration of the Initial Term, or (B) if the Termination Date occurs during the Initial Term but after the second anniversary of the Effective Date or during any Renewal Period, 100% of the Base Salary for the period from the Termination Date until that date which is the third anniversary of such Termination Date and (ii) make available to Employee all medical and dental benefits otherwise provided to Employee during Employee’s employment with the Employer at the sole cost and expense of the Employer from the Termination Date until the earlier of (A) the expiration of the Initial Term or the Renewal Period (as the case may be) or (B) the date which is eighteen months following the Termination Date, in accordance with the terms of any such benefits provided to the Employer’s most senior executive officers.  The payments referred to in clause (i) above are payable over time in accordance with the payroll practices of the Employer beginning once any revocation period in the release of claims attached hereto as Exhibit A and as required by Section 3.08 below (the “Release”) expires without being revoked by Employee; provided, however, that Employee must have returned (and not revoked) the Release within 45 days following the Termination Date in order to be entitled to such payments and such payments may be subject to a six (6) month delay in accordance with Section 409A as provided in Section 1.09 above.  The Employer shall provide the Employee the Release on the Termination Date.

3.03 Expiration of the Term; Failure of the Parent Board to Renew.  Employee’s employment under this Agreement shall terminate upon expiration of the Term, and neither party shall have any further obligation hereunder except for the Accrued Obligations, if any, and the provisions contained herein which survive such termination in accordance with their terms.  If the Parent Board provides Employee with the six-month notice of non-renewal under Section 1.02 above prior to the end of the Initial Term, Employee agrees to use Employee’s commercially reasonable efforts during such six-month period to assist the Parent Board and any new leadership selected by the Parent Board with its transition to such new leadership.  If Employee complies with the foregoing obligation, in return Employee shall be entitled to severance to be paid upon completion of the Initial Term (but not of any Renewal Term) in an amount equal to 100% of Employee’s Base Salary for a one-year period only payable over time in accordance with the payroll practices of the Employer beginning once any revocation period in the Release expires without being revoked by Employee; provided, however, that Employee must have returned (and not revoked) the Release within 45 days following the Termination Date in order to be entitled to such payments and such payments may be subject to a six (6) month delay in accordance with Section 409A as provided in Section 1.09 above.  The Employer shall provide the Employee the Release on the Termination Date.

3.04 Termination by Employee without Good Reason.  Employee agrees to give the Parent Board thirty (30) days’ prior written notice of the termination by Employee of Employee’s employment with the Employer without Good Reason.  Any notice of non-renewal delivered to the Parent Board by Employee under Section 1.02 prior to the end of the Initial Term or any Renewal Period shall constitute a termination of Employee’s employment without Good Reason unless such notice asserts that the criteria for Good Reason have been met in accordance with the terms of Section 3.02 above.  Upon the termination of employment by Employee pursuant to this Section 3.04, all obligations of the Employer under this Agreement shall forthwith terminate except that Employee shall be entitled to receive the Accrued Obligations.

3.05 Termination by the Employer without Cause.  Employee’s employment hereunder may be terminated at any time by the Employer without Cause upon thirty (30) days’ prior written notice (or upon prior written notice if the Parent Board determines in good faith that circumstances require immediate termination) furnished by the Employer to Employee.  Upon the termination of employment by the Employer without Cause, all obligations of the Employer under this Agreement shall forthwith terminate, except that the Employer, in addition to the Accrued Obligations, shall (a) make a payment, in lieu of any other remedies available to Employee, in an amount equal to either (i) if the Termination Date occurs prior to the second anniversary of the Effective Date, 100% of the Base Salary for the period from the Termination Date until the expiration of the Initial Term, or (ii) if the Termination Date occurs during the Initial Term but after the second anniversary of the Effective Date or during any Renewal Period, 100% of the Base Salary for the period from the Termination Date until that date which is the third anniversary of such Termination Date and (b)  make available to Employee all medical and dental benefits otherwise provided to Employee during Employee’s employment with the Employer at the sole cost and expense of the Employer from the Termination Date until the earlier of (i) the expiration of the Initial Term or the Renewal Period (as the case may be) or (ii) the date which is eighteen months following the Termination Date, in accordance with the terms of any such benefits provided to the Employer’s most senior executive officers.  The payments referred to in clause (a) above are payable over time in accordance with the payroll practices of the Employer beginning once any revocation period in the Release expires without being revoked by Employee; provided, however, that Employee must have returned (and not revoked) the Release within 45 days following the Termination Date in order to be entitled to such payments and such payments may be subject to a six (6) month delay in accordance with Section 409A as provided in Section 1.09 above.  The Employer shall provide the Employee the Release on the Termination Date.

3.06 Illness; Incapacity.  If, during the Term, Employee shall be disabled (whether mentally, physically or emotionally) so as to be substantially unable to perform Employee’s duties hereunder for 90 consecutive days or for 180 days in a 365-day period, as determined by a licensed physician selected by the Parent Board and reasonably acceptable to Employee or Employee’s representative, then the Employer may, by written notice to Employee, terminate Employee.  Upon delivery to Employee of such notice, all obligations of the Employer under this Agreement shall forthwith terminate, except that Employee shall be entitled to receive the Accrued Obligations.  In addition, the Employer will pay Employee an amount equal to 100% of Employee’s Base Salary in each case for a two year period payable over time in accordance with the payroll practices of the Employer beginning once any revocation period in the Release  expires without being revoked by Employee; provided, however, that Employee must have returned (and not revoked) the Release within 45 days following the Termination Date in order to be entitled to such payments and such payments may be subject to a six (6) month delay in accordance with Section 409A as provided in Section 1.09 above.  The parties agree that the Employer may, if it chooses, procure disability insurance at its cost for the benefit of Employee to cover some or all of the post-termination payments described in this Section 3.06 (and Employee shall fully cooperate with the Employer to obtain such insurance (including submitting to any required medical exams).

3.07 Death.  If Employee dies during the Term, Employee’s employment hereunder shall terminate and all obligations of the Employer under this Agreement shall terminate, except that the estate of Employee shall be entitled to receive the Accrued Obligations.

3.08 Additional Provisions.

(a) Other than as specifically set forth in this Article III or as expressly provided in any other written agreement between Employee and the Employer or its affiliates, Employee or Employee’s estate shall not be entitled to any benefits or compensation whatsoever from the Employer or its affiliates upon or after the termination or expiration of employment under this Agreement.

(b) Notwithstanding anything to the contrary contained herein, Employee shall be entitled to receive the severance payment set forth in Sections 3.02, 3.03, 3.05 or 3.06 (whichever is applicable, if any) only upon execution and delivery of the Release substantially in form attached hereto as Exhibit A.

(c) The amounts payable pursuant to this Article III shall be reduced by and credited to any amounts then owed by Employee to the Employer Group.

(d) Any termination pursuant to this Article III shall serve to automatically terminate any position Employee may have held as an officer or director of any member of the Employer Group.

ARTICLE IV
EMPLOYEE’S ACKNOWLEDGEMENTS AND AGREEMENTS

4.01     Non-Disclosure of Confidential Information.

(a) Confidential Information.  The term “Confidential Information” shall mean, secret, confidential or proprietary information (whether or not reduced to writing and whether or not patentable or protectable by copyright and including information conceived, originated, discovered or developed by Employee) about the Business and its methods, processes and products, past, present or contemplated, including without limiting the generality of the foregoing, the following:  any and all information concerning strategies, sales, sales volume, sales methods, sales proposals, pricing, customers and prospective customers, identity of key personnel in the employ of customers and prospective customers, suppliers, distributors, computer programs, system documentation, system hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or, information received by the Employer Group from third parties in confidence and other confidential or proprietary information belonging to the Employer Group or relating to the Employer Group’s affairs.  Notwithstanding the foregoing, the term “Confidential Information” shall not include information in the public domain other than by virtue of a breach of this Agreement by Employee, or a breach of any duty owed to the Employer Group by Employee.

(b) Acknowledgements.  Employee acknowledges that: (i) in the course of Employee’s employment by the Employer it will be necessary for Employee to acquire Confidential Information; (ii) the Confidential Information is the property of the Employer Group; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Employer Group; and (iv) it is essential to the protection of the Employer Group’s goodwill and to the maintenance of the Employer Group’s competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee’s own advantage or the advantage of others.

(c) Non-Disclosure of Confidential Information.  Employee agrees to hold and safeguard the Confidential Information in trust for the Employer Group, and their successors and assigns, and agrees that Employee shall not, without the prior written consent of the Board, misappropriate or disclose or make available any of the Confidential Information to anyone, other than for the benefit of the Employer Group, at any time during Employee’s employment with the Employer and at all times thereafter, whether or not developed by Employee, except as required by law or under compulsion of legal process provided that Employee shall give prompt notice to the Employer of any request by any third party for disclosure of any Confidential Information so that the Employer may seek an appropriate protective order.  Upon the termination of Employee’s employment with the Employer for any reason, Employee shall promptly deliver to the Employer all correspondence, drawings, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents whether written or stored electronically concerning products or processes used by the Employer and, without limiting the foregoing, will promptly deliver to the Employer any and all other documents or materials containing or constituting Confidential Information.

(d) The provisions of Section 4.01 shall survive the termination of Employee’s employment under this Agreement.

4.02    Inventions.  Employee shall promptly, and in any event no later than thirty (30) days after termination of Employee’s employment with the Employer for any reason, with respect to Inventions (as hereinafter defined) made or conceived by Employee during Employee’s employment, either solely or jointly with others, if based on or related to or connected with the Business or if the Employer’s time, material, facilities or other employees of the Employer Group contributed thereto:

(a) Promptly and fully inform the Employer in writing of such Inventions;

(b) assign, and Employee does hereby assign, to the Employer all of Employee’s rights to such Inventions, if any, and to (x) applications for Letters Patent and to Letters Patent granted upon such Inventions, (y) applications for trademarks and any registrations granted in respect of such applications, and (z) registrations of copyrights; and

(c) acknowledge and deliver promptly to the Employer (without charge to Employee) such written instruments and do such other acts as may be reasonably necessary to obtain and maintain Letters Patent, trademarks and copyrights and to vest the entire right and title of all Inventions in the Employer.

All Inventions, regardless of whether or not they are considered “works for hire,” shall for all purposes be regarded as acquired and held by Employee for the benefit, and shall be the sole and exclusive property, of the Employer.

The provisions of Section 4.02 shall survive the termination of Employee’s employment under this Agreement.

4.03    Non-Compete; Non-Solicitation.

(a) Employee hereby agrees that during the Term and for the greater of (i) a period of two (2) years following the expiration of the Term or the earlier termination of the Employee’s employment and (ii) the period of time from the Termination Date which was utilized to calculate the amount of Employee’s severance paid to Employee under clause (i) of the final paragraph of Section 3.02 or clause (a) of Section 3.05, if applicable (the “Restricted Period”), Employee shall not, anywhere in the United States or Canada, directly or indirectly, whether acting individually or through any person, firm, corporation, business or any other entity:

(i) work for, or have any interest in any person, firm, corporation, business or other entity (as an officer, director, employee, agent, stockholder, or other security holder, creditor, consultant or otherwise) that engages in any business activity that is the same as or competitive with the Employer Group as the same may be conducted from time to time;

(ii) interfere with any contractual relationship of the Employer Group, including any contractual relationship with any director, officer, employee, sales agent or supplier of the Employer Group, or solicit any person that was a vendor or customer of the Employer Group during the period of Employee’s employment hereunder with respect to any business activity that is the same as or competitive with the Employer Group as the same may be conducted from time to time; or

(iii) except in the course of Employee’s duties on behalf of the Employer Group, solicit, induce or influence, or seek to induce or influence, any person who currently is, or was from time to time during the Term or the Restricted Period, engaged or employed by the Employer Group (as an officer, director, employee, agent or independent contractor), or as a customer or vendor of the Employer Group, to terminate Employee’s employment or engagement by the Employer Group, or to terminate or otherwise adversely modify its relationship with the Employer Group.

(b) Notwithstanding anything to the contrary contained herein, Employee, directly or indirectly, may own publicly traded stock constituting less than five percent (5%) of the outstanding shares of such class of stock of any corporation that engages in any business activity that is the same as, similar to or competitive with the Employer Group as the same may be conducted from time to time, if, and as long as, Employee is not an officer, director, employee or agent of, or consultant or advisor to, or has any other relationship or agreement with such corporation.

(c) The provisions of Section 4.03 shall survive the termination of Employee’s employment under this Agreement.

4.04    Consideration, Severability, Reasonableness of Restrictive Covenants and Maximum Enforceable Restrictions.

(a) Consideration.  Employee acknowledges and agrees that the consideration set forth in the recitals to this Agreement and rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Employee’s covenants set forth herein, but specifically with respect to the Restrictive Covenants. Employee agrees that the Employer may cease making any payments otherwise due to Employee from the Employer or its affiliates if Employee is in breach of any of the Restrictive Covenants and, if such breach is curable, Employee fails to cure such breach within ten (10) business days after receiving written notice thereof.  The Employer agrees that Employee shall have no obligations under Employee’s covenants set forth herein if the Employer is in breach, including failing to make the payments contemplated by Article 3, of any of its obligations hereunder, excluding for this purpose an action not taken in bad faith which is approved by a majority of the Parent Board and which is remedied (to the extent curable) by the Employer within ten (10) business days after receipt of written notice thereof.

(b) Severability.  Each of the Restrictive Covenants is distinct and severable, notwithstanding that some of such covenants may be set forth in one Section hereof for convenience.

(c) Reasonableness of Restrictive Covenants.  It is recognized and understood by Employee that the Confidential Information is the result of large amounts of time, effort and expense of the Employer Group in acquiring and/or developing such information and is essential to the success of the Employer Group.

(d) Maximum Enforceable Restriction.  In the event that any or all of the Restrictive Covenants shall be determined by a court of competent jurisdiction to be unenforceable by reason of their geographic or temporal restrictions being too great, or by reason that the range of activities covered are too great, or for any other reason, they should be interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions as to which they may be enforceable by such court under applicable law.

ARTICLE V
ADDITIONAL DEFINITIONS

5.01 “Business” shall mean the business as conducted by the Employer Group from time to time.

5.02 “Inventions” means discoveries, developments, improvements, or inventions (whether patentable or not) related to the Business, including, without limitation, patents, trademarks and copyrights.

5.03 “Restrictive Covenants” means the covenants set forth in Sections 4.01, 4.02 and 4.03 and the related provisions thereafter.

ARTICLE VI
MISCELLANEOUS

6.01Authorization to Modify Restrictions: Remedies.

(a) It is the intention of the parties that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof.  If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

(b) In the event of a breach by a party of the terms of this Agreement, the other party shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by the breaching party and to enjoin the breaching party from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.

6.02 No Prior Agreements.  Employee represents and warrants that Employee’s performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound.  Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

6.03 Remedies; Waiver.  No remedy conferred upon the Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by the Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

6.04 Entire Agreement.  This Agreement along with the ancillary agreements that may hereafter exist with respect to the subject matter contained herein constitute the entire agreement of the parties with respect to Employee’s employment. Upon its effectiveness on the Effective Date in accordance with the Recital C and Section 1.02 above, this Agreement cancels and supersedes the Prior Employment Agreement, the Prior Stock Agreements, and all other prior understandings, negotiations and discussions, written or oral, of the parties relating to the transactions contemplated by the Merger Agreement and such transactions shall not give rise to any right to severance payments under the Prior Employment Agreement.

6.05 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflict of law principles).

6.06 Consent to Jurisdiction; Venue; Attorney’s Fees.  Employee and the Employer hereby irrevocably submit to the personal jurisdiction of any Federal court of the state of New York in any action or proceeding arising out of or relating to this Agreement, and Employee and the Employer hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court.  Employee and the Employer each hereby irrevocably waives any objection which he or it now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any such court and any objection on the ground that any such action or proceeding in either of such court has been brought in an inconvenient forum.  In the event of any dispute between the parties, the prevailing party shall be entitled to recover its or his attorney’s fees, expert witness fees and other reasonable costs.

6.07 Service of Process.  Employee and the Employer each hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in any Federal court of the state of New York by the mailing by certified or registered mail of copies of such process to Employee at Employee’s address as set forth on the signature page hereof and to the Employer as provided herein.

6.08 Agreement Binding; Third Party Beneficiaries.  The obligations of the parties under this Agreement shall be binding on their respective heirs, executors, legal representatives, successors and assigns and shall inure to the benefit of any heirs, executors, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

6.09 Counterparts; Facsimile Signatures; Section Headings: Interpretation.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  An executed signature page of one of the parties to this Agreement sent to the other party by facsimile or other electronic means shall be binding as evidence of such signatory party’s agreement to be bound by the terms hereof.  The section headings of the Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.  This Agreement is the result of negotiation and compromise between the parties hereto, each represented by counsel.  The fact that either party, in the course of negotiations, agreed to an addition, deletion or change requested by the other party in the language of this Agreement shall not be deemed an admission of fact by, or otherwise be construed against, the party agreeing to such change.

6.10 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (with written confirmation of delivery), by facsimile transmission (with written confirmation of delivery) or mailed, registered mail, first class postage paid, return receipt requested, or any other delivery `service with proof of delivery;

If to the Company:

Workflow Management, Inc.
276 Park Avenue South
3rd Floor
New York, NY  10010
Attention:  Chief Financial Officer
Telecopier: (212) 618-1886

with copies (which shall not constitute notice) to:

L. Scott Seymour

150 W. Main Street, Ste. 2100

Norfolk, VA 23510

Telecopier: (757) 624-3169

Enterprise Acquisition Corporation

6800 Broken Sound Parkway, Suite 200
Boca Raton, Florida 33487
Attention:  Daniel C. Staton
Telecopier:  (561) 988-4500

and

Hogan & Hartson LLP

875 Third Avenue

New York, New York  10022

Phone: (212) 918-8445

Fax: (212) 918-3100

Attention:  Claud v.S. Eley, Esq.

If to Employee, at the address set forth on the signature page hereof.

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

6.11 Amendment/Waiver.  This Agreement may be amended only by a written instrument executed by Employee and the Employer.  No waiver of this Agreement shall be binding unless signed in writing by the party against whom enforcement of such waiver is sought.

6.12 Legal Representation.  Employee and the Employer acknowledge and understand that the law firm of Hogan & Hartson L.L.P. which has provided Employee with legal advice in respect of this Agreement and related matters, has also acted as legal counsel to the Company in connection with the Merger Agreement with respect to the Workflow Merger and other related matters.  Employee further acknowledges that he has had an opportunity to seek separate legal counsel regarding this Agreement and related matters and given full consideration to the merits of separate counsel.  Employee has declined to obtain any separate legal counsel, with a full understanding of Hogan & Hartson L.L.P.’s representation of the Company.  The Company and Employee acknowledge and consent to Hogan & Hartson L.L.P.’s representation of Employee in connection with this Agreement.

6.13 Incorporation of Recitals.  The Recitals are true and correct and are hereby incorporated by this reference as if fully set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement or caused this Agreement by their duly authorized officers to be executed the day and year first above written, effective as of the Effective Date.

/s/ Greg C. Mosher

Greg C. Mosher

15 Oakwood Lane

Greenwich, CT 06830

WORKFLOW MANAGEMENT, INC.

By: /s/ Paul H. Bogutsky

Name: Paul H. Bogutsky

Title: Executive Vice President and Chief
        Financial Officer

ENTERPRISE ACQUISITION CORPORATION

By: /s/ Daniel C. Staton

Name: Daniel C. Staton

Title: Chief Executive Officer

 [Signature Page to Employment Agreement for Greg C. Mosher]

EXHIBIT A – RELEASE OF CLAIMS

Consistent with Section 3.08 of the Employment Agreement dated August __, 2008 (the “Employment Agreement”) by and among me, Workflow Management, Inc. (the “Company”), and Enterprise Acquisition Corporation (the “Parent” and, together with the Company, the “Employer”)), and in consideration for and as a condition of my receipt of the severance payments and benefits set forth in Article III of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge each member of the Employer Group (as defined in the Employment Agreement), their affiliated companies, as well as their successors, assigns, and current or former members, managers, directors, officers, partners, agents, employees, attorneys, and administrators, from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with:  (1) my employment with the Employer, (2) my separation from employment with the Employer, (3) the Employment Agreement and/or any other agreement between me and the Employer (except for obligations in such agreements that expressly survive my separation from employment), or (4) any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release; provided, however, that I am not releasing any claims:  (w) for indemnification or advancement of attorneys’ fees and costs, (x) arising from or relating to the Stock (as defined in the Employment Agreement), to the extent such Stock is vested, or any vested stock or vested equity interests that I may have in the Parent, (y) arising from or relating to the Accrued Obligations (each as defined in the Employment Agreement), or (z) claims that may not be released as a matter of law.  I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released herein.  I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released herein.  I represent and warrant that I have not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred by them as a result of any such lawsuits, claims, demands, or actions.

This Release of Claims specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over.  I acknowledge that:

(1) I have read and understand this Release of Claims and sign it voluntarily and without coercion;

(2) I have been given an opportunity of twenty-one (21) days to consider this Release of Claims;

(3) I have been encouraged by the Company to discuss fully the terms of this Release of Claims with legal counsel of my own choosing; and

(4)  for a period of seven (7) days following my signing of this Release of Claims, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

If I elect to revoke this Release of Claims within this seven-day period, I must inform the Employer by delivering a written notice of revocation to the Employer, c/o L. Scott Seymour, General Counsel, 150 W. Main Street, Ste. 2100, Norfolk, VA 23510, no later than 11:59 p.m. on the seventh calendar day after I sign this Release of Claims.  I understand that, if I elect to exercise this revocation right, this Release of Claims shall be voided in its entirety at the election of the Employer  and the Employer shall be relieved of all obligations to provide the severance payments and benefits set forth in Section [[insert]] of the Employment Agreement.  I further understand that such severance payments and benefits will not begin to be provided unless and until the revocation period expires without my exercising the revocation right.  I may, if I wish, elect to sign this Release of Claims prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

/s/ Greg C. Mosher        Date: __________________

Greg C. Mosher